EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56010) pertaining to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (formerly the Cardinal Health Profit Sharing, Retirement and Savings Plan for Employees of Puerto Rico) of our report dated October 30, 2006, with respect to the financial statements and schedules of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (formerly the Cardinal Health Profit Sharing, Retirement and Savings Plan for Employees of Puerto Rico) included in this Annual Report (Form 11-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Columbus, Ohio

October 30, 2006